Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Shift4 Payments, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, $0.0001 par value per share	457(c)	3,510,362(1)	$48.83(2)	$171,410,976.46(2)	$147.60 per $1,000,000	$25,300.26

	Total Offering Amounts					$171,410,976.46		$25,300.26

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$25,300.26
(1)

Consisting of the shares of Class A common stock that may be sold by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated in accordance with Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the registrant’s Class A common stock as reported on the New York Stock Exchange on November 3, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).